February 5, 2015

Ms. Janet Reiser

Board Chair

Chugach Electric Association

5601 Electron Drive

Anchorage, AK  99518

Dear Ms. Reiser:

It is with regret that I must inform you that I am resigning my position on the Chugach Board of Directors, effective immediately.  I have truly enjoyed my time on the board, working on behalf of our members.  I have great confidence in my fellow Board members and the entire Chugach management team!  I know you will all continue to steer the cooperative well.

While I regret that I must leave the Board, I am doing so to take the new position of Chief Executive Officer at ARCTEC.  In this role I can represent the interests of not just Chugach’s members, but those of all railbelt cooperative members.  There are major changes underway in our industry, and I believe I can be most effective in addressing those changes by taking on this new role.

Thank you and the rest of the Board again for your kindness, support and friendship.

Very truly yours,

/s/ David A. Gillespie

David A. Gillespie